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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company of America

The effective date of this Rider is the Date of Issue of the Policy as shown on Policy Page 1. If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

                            MATURITY EXTENSION RIDER

The Benefit

What is the Benefit of this Rider?

Subject to the provisions and limitations of this Rider, you may extend coverage beyond the original Maturity Date of the Policy until the date death proceeds become payable.

When can I elect the extension?

Your written request must be received by us at our Administrative Office at least 30 days but no more than 90 days before the original Maturity Date.

If I extend the Maturity Date, what will the Death Benefit be immediately after the original Maturity Date?

The death benefit payable upon death immediately after the original Maturity Date will be equal to the Policy's Cash Value as of the original Maturity Date less any monthly deductions due but not paid, multiplied by the applicable death benefit percentage as of the original Maturity Date. The applicable death benefit percentage is as shown in the Policy.

What will the Death Benefit be after the original Maturity Date?

After the original Maturity Date, the death benefit will be the then Cash Value, multiplied by the applicable death benefit percentage as of the original Maturity Date.

Will monthly deductions continue to be made under the Policy after the original Maturity Date?

No. After the original Maturity Date, monthly deductions will no longer be deducted from the Policy's Fund Value and, additional premiums will no longer be accepted.

Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows the date we receive written request to end it;

(b)  the date the Policy goes out of force; or

(c)  the date death proceeds become payable.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.


/s/ David S. Waldman

DAVID S. WALDMAN, Secretary